UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)

                          Imagistics International Inc.
                                (Name of Issuer)

                Shares of Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45247T104
                                 (CUSIP Number)

                                January 24, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45247T104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Witmer Asset Management, LLC 13-3735486

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     0

6.   Shared Voting Power

     818,850

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     818,850

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     818,850

10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)

                                                                             |_|

11.  Percent of Class Represented by Amount in Row (9)

     5.0%

12.  Type of Reporting Person (See Instructions)

     OO

CUSIP No. 45247T104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Charles H. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

3.   SEC Use Only

4.   Citizenship or Place of Organization

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     12,000

6.   Shared Voting Power

     828,850

7.   Sole Dispositive Power

     12,000

8.   Shared Dispositive Power

     828,850

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     844,850

10.  Check Box if the Aggregate Amount in Row 9 Excludes Certain
     Shares (See Instructions)

                                                                             |_|

11.  Percent of Class Represented by Amount in Row (9)

     5.1%

12.  Type of Reporting Person (See Instructions)

     IN

CUSIP No. 45247T104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Meryl B. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

3.   SEC Use Only

4.   Citizenship or Place of Organization

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     4,000

6.   Shared Voting Power

     828,850

7.   Sole Dispositive Power

     4,000

8.   Shared Dispositive Power

     828,850

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     844,850

10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)

                                                                             |_|

11.  Percent of Class Represented by Amount in Row (9)

     5.1%

12.  Type of Reporting Person (See Instructions)

     IN

CUSIP No. 45247T104

Item 1. Name of Issuer

     (a)  Name of Issuer:
          Imagistics International Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          100 Oakview Drive
          Trumbull, CT 06611

Item 2. Name of Person Filing

     (a)  Name:
          Witmer Asset Management, LLC
          Charles H. Witmer
          Meryl B. Witmer

     (b)  Address of Principal Business Office:
          237 Park Avenue, Suite 800
          New York, New York 10017

     (c)  Citizenship:
          Delaware
          U.S.A.
          U.S.A.

     (d)  Title of Class of Securities:
          Shares of Common stock, par value $.01 per share

     (e)  CUSIP Number:
          45247T104

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b) or ss. 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_|  Broker or dealer registered under Section 15 of the Act.

     (b)  |_|  Bank as defined in section 3(a)(6) of the Act.

     (c)  |_|  Insurance company as defined in section 3(a)(19) of the Act.

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940.

     (e)  |_|  An investment adviser in accordance with ss.
               240.13(d)-1(b)(1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G)

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  |_|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a)  Amount Beneficially Owned:
          Witmer Asset Management, LLC 818,850 shares
          Charles H. Witmer 844,850 shares
          Meryl B. Witmer 844,850 shares

     (b)  Percent of Class:
          Witmer Asset Management, LLC 5.0%
          Charles H. Witmer 5.1%
          Meryl B. Witmer 5.1%

     (c)  Number of shares as to which the person has:

          (i)  sole power to vote or to direct the vote:
               Witmer Asset Management, LLC 0 shares
               Charles H. Witmer 12,000 shares
               Meryl B. Witmer 4,000 shares

          (ii) shared power to vote or to direct the vote:
               Witmer Asset Management,LLC 818,850 shares
               Charles H. Witmer 828,850 shares
               Meryl B. Witmer 828,850 shares

         (iii) sole power to dispose or to direct the disposition of. Witmer Asset Management, LLC 0 shares
               Charles H. Witmer 12,000 shares
               Meryl B. Witmer 4,000 shares

          (iv) shared power to dispose or to direct the disposition of:
               Witmer Asset Management, LLC 818,850 shares
               Charles H. Witmer 828,850 shares
               Meryl B. Witmer 828,850 shares

Item 5. Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable

Item 8. Identification and Classification of Member of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10. Certification

         The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits Exhibit 1

         Joint Filing Agreement dated February 3, 2005 among Witmer Asset Management, LLC, Charles H. Witmer and Meryl B. Witmer.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2005                Witmer Asset Management, LLC


                                       /s/ Charles H. Witmer *
                                       -----------------------------
                                       Name: Charles H. Witmer
                                       Title: Managing Member


Dated: February 3, 2005                /s/ Charles H. Witmer *
                                       -----------------------------
                                       Charles H. Witmer


Dated: February 3, 2005                /s/ Meryl B. Witmer *
                                       -----------------------------
                                       Meryl B. Witmer

* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G except to the extent of their pecuniary interest therein.

Exhibit 1

                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)

     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Imagistics International, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: February 3, 2005                Witmer Asset Management, LLC


                                       /s/ Charles H. Witmer *
                                       -----------------------------
                                       Name: Charles H. Witmer
                                       Title: Managing Member


Dated: February 3, 2005                /s/ Charles H. Witmer *
                                       -----------------------------
                                       Charles H. Witmer


Dated: February 3, 2005                /s/ Meryl B. Witmer *
                                       -----------------------------
                                       Meryl B. Witmer

00124.0001 #545038